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Exhibit 10.7

Dear                        :

        You have recently entered into a retention agreement with the Company. With this letter we are offering to continue your health benefits after a qualifying termination of employment and also clarifying how your Total Retention Bonus and pro-rata bonus work.

Continuation of Health Benefits

        If your employment is terminated during the "Term" of your retention agreement by the Company without "Cause" or by you with "Good Reason" (as those terms are defined in your retention agreement), then, for the three-year period immediately following the termination of your employment (the "Benefit Period"), the Company will provide you with medical, dental and vision benefits substantially similar to those which are provided to the active employees of the Company from time to time in accordance with the cost schedule which applies to those employees from time to time. To the extent comparable benefits are made available to you at comparable cost (or less) during the Benefit Period, the benefits you would otherwise receive from the Company will be reduced (and you are to report any such benefits to the Company).

Total Retention Bonus

        In calculating your Total Retention Bonus, your entire bonus with respect to 2001 (both the portion paid in July 2001 and the portion, if any, paid in February or March 2002) will be treated as paid in 2002, and not in 2001. If the term "Total Transaction Bonus" appears in your retention agreement, "Total Retention Bonus" (as defined in Section 2 of your retention agreement) is hereby substituted for that term.

Pro-Rata Bonus

        If your retention agreement provides for a pro-rata bonus calculated with reference to "the Executive's target bonus for the plan year in which the Transaction Date occurs," the pro-rata bonus shall instead be calculated with reference to "one hundred percent (100%) of the Executive's "target incentive opportunity' (as defined in the Executive's Incentive Compensation Plan participation letter for the plan year in which the Transaction Date occurs)."

Clarification as to Severance

        Section 2(B) of your retention agreement is restated in its entirety as follows:

          Earlier Payment (or Forfeiture) of Retention Amounts.    An amount equal to three (3) times the Total Retention Bonus, reduced by any portion of the Total Retention Bonus which has already been paid to the Executive, shall be paid to the Executive, within the ten days immediately following the relevant event, in the event the employment of the Executive is terminated during the Term by the Company without "Cause" or by the Executive for "Good Reason," or if the Executive dies or becomes totally and permanently disabled (as confirmed by a physician selected by the Company) during the Term. Any unpaid portion of the Total Retention Bonus shall be permanently forfeited by the Executive, however, in the event the employment of the Executive is terminated by the Company for "Cause" or by the Executive without "Good Reason."

        If you agree to modify your retention agreement in accordance with this letter, please sign the enclosed copy of the letter where indicated and return it to the Company in the enclosed stamped pre-addressed envelope.

                      Sincerely yours,

                      /s/  HANS GIESKES

                      Hans Gieskes
                      President and Chief Executive Officer

Agreed by Executive:

FORM OF SENIOR EXECUTIVE RETENTION AGREEMENT

        THIS SENIOR EXECUTIVE RETENTION AGREEMENT (this "Agreement") is made as of                        , by and between Houghton Mifflin Company (the "Company"), and                         (the "Executive").

        WHEREAS, the Company considers it desirable to foster the continuous employment of the Executive, who is employed in the Company's Promissor Division; and

        WHEREAS, the Company believes that making retention payments and other enhancements available to the Executive will provide an incentive for the Executive to remain employed by the Company;

        NOW THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Term of Agreement.    The "Term" of this Agreement shall commence on the date hereof and shall continue in effect through the later of December 31, 2004 or the second anniversary of the "Transaction Date."

        Section 2.    Transaction Retention Payments.

          (A)    Transaction Retention Payments.    If the Executive remains employed by the Company through a "Relevant Date," the Company shall pay the Executive, within the ten days immediately following the Relevant Date, a lump sum installment payment (a "Transaction Retention Payment"), in cash, on account of the "Total Retention Bonus." The Total Retention Bonus shall be an amount equal to 2, multiplied by the sum of (a) the Executive's annual base salary in effect on the date hereof, and (b) the higher of (i) the sum of the amounts (if any) which were paid to the Executive pursuant to the "Incentive Compensation Plan" in the Company's fiscal year ending in 2002 (including amounts which would have been so paid in such year but for the Executive's prior deferral election), and (ii) the average amounts so paid or deferred in the Company's fiscal years ended in 2001, 2000 and 1999; provided, however, that (A) any compensation paid in the form of shares of the common stock of the Company during the applicable year shall be taken into account at its fair market value at the time of its award in determining the amounts specified in clauses (i) and (ii), and (B) to the extent that the Executive was not eligible to receive a payment in an applicable year, the period of the average specified in clause (ii) shall be adjusted accordingly. The three Relevant Dates and the amount of the Transaction Retention Payment with respect to each Relevant Date are as follows: (i) the one-month anniversary of the "Transaction Date"—twenty percent (20%) of the Total Retention Bonus; (ii) the six-month anniversary of the Transaction Date—thirty percent (30%) of the Total Retention Bonus; and (iii) the eighteen-month anniversary of the Transaction Date—fifty percent (50%) of the Total Retention Bonus.

          (B)    Earlier Payment (or Forfeiture) of Retention Amounts.    Any unpaid portion of the Total Transaction Bonus shall be paid (within the ten days immediately following the relevant event) in the event the employment of the Executive is terminated by the Company without "Cause" or by the Executive for "Good Reason," or if the Executive dies or becomes totally and permanently disabled (as confirmed by a physician selected by the Company). Any unpaid portion of the Total Transaction Bonus shall be permanently forfeited by the Executive, however, in the event the employment of the Executive is terminated by the Company for "Cause" or by the Executive without "Good Reason."

          (C)    Definitions.

            (1)   "Incentive Compensation Plan" shall mean: the Houghton Mifflin Company annual bonus or incentive compensation plan in which the Executive is participating in the relevant year or any successor annual bonus or incentive compensation plan.

            (2)   "Cause" shall mean: the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Company, which demand specifically identifies the manner in which the Company believes that the Executive has not substantially performed the Executive's duties; or the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise; or the Executive's being convicted of a felony. However, no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

            (3)   "Good Reason" shall mean: a reduction in the Executive's base salary, the Executive's annual bonus opportunities or the Executive's benefits (excluding in each instance any reduction which applies across-the-board to similarly situated executives of the Company and its affiliates); or a relocation of more than seventy-five (75) miles of the Executive's current primary working location; or failure to provide perquisites, working space and facilities comparable to that provided to similarly situated executives of the Company and its affiliates.

            (4)   "Transaction Date" shall mean: the date during the Term on which Vivendi Universal ceases to own, directly or indirectly, more than fifty percent (50%) of the Company's voting stock or ceases to own, directly or indirectly, more than thirty percent (30%) of the Company's assets (measured on the basis of the gross revenues produced by such assets in the Company's most recent fiscal year completed prior to the date hereof). Additionally, if the preamble of this Agreement indicates that the Executive is employed in a Division of the Company, a Transaction Date shall have occurred at any earlier date during the Term when both the Company and Vivendi Universal cease to own, directly or indirectly, substantially all of the applicable Division's assets (measured as of September 1, 2002) or more than fifty percent (50%) of the Division's voting stock, if the Division is a subsidiary of the Company.

        Section 3.    Pro-Rata Bonus.    If a Transaction Date shall occur during the Term and the Executive remains employed by the Company through the Transaction Date, the Company shall pay the Executive, within the ten days immediately following the Transaction Date, a pro-rata bonus with respect to the Incentive Compensation Plan, which shall be calculated by multiplying the Executive's target bonus for the plan year in which the Transaction Date occurs by a fraction the numerator of which shall be the days within such plan year up to and including the Transaction Date and the denominator of which shall be 365.

        Section 4.    Supplemental Retirement Enhancement.    As used in this paragraph, "Supplemental Retirement Plan" shall mean: the Houghton Mifflin Supplemental Executive Retirement Plan ("SERP"), if the Executive is a participant therein, or, if not, the Houghton Mifflin Excess Retirement Plan. If the Executive's employment is terminated during the Term by the Company without "Cause" or by the Executive for "Good Reason," or because the Executive dies or becomes totally and permanently disabled (as confirmed by a physician selected by the Company) during the Term, the Executive shall have a vested right to receive from the Company within the ten days immediately following such termination, an amount in cash, with respect to the Executive's interest in the Supplemental Retirement Plan, representing the excess of (a) the benefit amount (in the case of the SERP, the lump sum equivalent of the straight life annuity commencing at age 62) which would have accrued to the Executive under the terms of the Supplemental Retirement Plan, without taking into account any offset required under the Supplemental Retirement Plan for the Houghton Mifflin Retirement Plan (the "Pension Plan") benefits, calculated as if the Executive were fully vested thereunder and had accumulated as of the date of such termination two additional years of benefit service credit thereunder, over (b) the lump sum value accrued to the Executive as of the date of such termination pursuant to the provisions of the Pension Plan. For purposes of clause (a), the lump sum equivalent of the straight life annuity shall be calculated as if the Executive were two years older as of the date of termination and for purposes of granting the two additional years of benefit service shall reflect two additional years of pay and shall be calculated with the assumptions utilized in the actuarial report prepared by the Pension Plan's actuary for the last plan year completed prior to July 2001 except that it shall be assumed that base pay increases by six percent (6%) on each April 1 (beginning with April 1, 2003). Upon the making of, and to the extent of such cash payment, the benefit that would have been payable under the Supplemental Retirement Plan without the application of this paragraph shall be considered to be fully paid.

        Section 5.    Gross-up Payment.    (A) In the event that any payment or benefit received or to be received by the Executive (whether pursuant to the terms of this Agreement or otherwise) would be subject (in whole, or part), to the tax (the "Excise Tax") imposed by section 280G of the Internal Revenue Code of 1986 (the "Code") (all such payments and benefits being hereinafter called "Total Payments"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income or employment taxes and Excise Tax upon the payment provided for by this Section 5, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Executive (whether pursuant to the terms of this Agreement or otherwise) in connection with a "change" described in section 280G(b)(2)(A)(i) of the Code or the Executive's termination of employment shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying clause (i) above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of the termination of the Executive's employment (or if there is no such termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5(A)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount initially taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

        (B)  The Gross-up Payment shall be made not later than the fifth (5th) day following the date of termination of the Executive's employment (or if there is no such termination, then the date on which the Gross-Up Payment is calculated for purposes of Section 5(A) hereof); provided, however, that if the amount of the Gross Up Payment cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment to which the Executive is clearly entitled and shall pay the remainder of such payment (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the first required payment date. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

        Section 6.    Confidentiality.    The Executive will not, at any time during or after the Executive's employment by the Company, make any unauthorized disclosure of any confidential information or trade secrets of the Company or its subsidiaries except in the carrying out of the Executive's employment responsibilities to the Company. Upon termination of the Executive's employment with the Company for any reason, the Executive shall promptly deliver to the Company all documents and other materials in the Executive's possession containing such trade secrets or confidential information. Notwithstanding the foregoing, the Executive may disclose the Company's confidential information or trade secrets if such disclosure is necessary in order to comply with applicable federal, state, local, or foreign law or other regulations (including, without limitation, any such information that the Executive is legally compelled to disclose as a result of depositions, interrogatories, request for documents, subpoenas, civil investigative demands, or similar processes). For purposes of this Section 6, confidential information shall not include information that (i) was known to the Executive prior to the commencement of his employment by the Company; (ii) was independently, made available to the Executive by a third party under circumstances where such disclosure did not constitute a breach of any duty of confidentiality owed to the Company or a subsidiary; (iii) is, at the time of disclosure, generally available to the public; or (iv) was independently developed by the Executive without the use of confidential information or trade secrets of the Company or its subsidiaries.

        Section 7.    Noncompetition and Nonsolicitation.    In the event that the Executive's employment with the Company is (i) terminated by the Executive without Good Reason following the receipt by the Executive of at least one of the payments provided by Section 2 hereof, but prior to the receipt of all of such payments, or (ii) terminated by the Company for Cause, then, for the one year period commencing on the date of such a termination of the Executive's employment, (the "Restricted Period") the Executive shall not, within any geographic region of the United States of America in which the Company then conducts business, (i) enter into the employ of, or otherwise render any services to, whether directly or indirectly, any person, firm, corporation or other entity which directly competes with the Company with respect to any business conducted by the Company at the time of the termination of the Executive's employment (a "Competitor"), or (ii) become interested, directly or indirectly, in any Competitor as a partner, shareholder, director, officer, principal, agent, employee, consultant or advisor. Notwithstanding the foregoing, the ownership of up to five percent (5%) of any class of the outstanding securities of any Competitor that is a publicly traded corporation shall not be deemed to constitute an interest in such Competitor which violates clause (ii) of the immediately preceding sentence. In addition, during the Restricted Period, the Executive shall not (A) attempt, directly or indirectly, to induce any individual then employed by the Company to be employed or perform services elsewhere, or (B) solicit, directly or indirectly, the customers of the Company for the purpose of encouraging them to terminate (or reduce or detrimentally alter) their respective relationships with the Company.

        Section 8.    Prior Agreements.    This Agreement supercedes and renders null and void any and all agreements between the Executive and the Company (and any and all promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company) relating to compensation, benefits, termination, severance, or any terms of employment. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled. Notwithstanding the immediately preceding sentence, following any termination of the Executive's employment, the Executive shall be entitled to the Executive's normal post-termination compensation and benefits as they become due, as determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements, except that the Executive shall not be entitled to any benefits under the Houghton Mifflin Severance Policy.

        Section 9.    Arbitration.    The Executive shall have the right and option to elect to have any good faith dispute or controversy arising under of in connection with this agreement settled by litigation or arbitration. If arbitration is elected, such proceeding shall be conducted by final and binding arbitration before a panel of three arbitrators in accordance with the rules, and under the administration of, the American Arbitration Association.

        Section 10.    Legal Fees.    In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or to incur other costs and expenses in connection with the enforcement of any or all of the Executive's rights under this Agreement, the Company shall pay (or the Executive shall be entitled to recover from the Company) the Executive's attorneys' fees, costs and expenses in connection with a good faith enforcement of the Executive's rights, including the enforcement of any arbitration award, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code. This shall include, without limitation, court costs and attorneys' fees incurred by the Executive as a result of any good faith claim, action or proceeding, including any such action against the Company arising out of this Agreement.

        Section 11.    Payment Obligations.    The Company's obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever. The Executive shall not be obligated to seek other employment in mitigation of the amounts payable under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments required to be made hereunder.

        Section 12.    Miscellaneous.    No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Company. Any provision of this

Agreement which by its nature may require performance after the termination of this Agreement shall survive such termination. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of The Commonwealth of Massachusetts, without regard to its conflicts of law principles. There shall be withheld from any payments provided for hereunder any amounts required to be withheld under Federal, state or local law and any additional withholding amounts to which the Executive has agreed. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on the day and year first above written.

HOUGHTON MIFFLIN COMPANY

	By:	/s/ HANS GIESKES Name: Hans Gieskes Title: President and Chief Executive Officer
[EXECUTIVE]

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FORM OF SENIOR EXECUTIVE RETENTION AGREEMENT